D.L. BABSON BOND TRUST
                           A Delaware Statutory Trust
                                    BMA Tower
                              700 Karnes Boulevard
                        Kansas City, Missouri 64108-3306



                                                     May 1, 2003

Jones & Babson, Inc.
BMA Tower
700 Karnes Blvd.
Kansas City, MO 64108-3306

         Re:      Assignment and Assumption of Transfer Agency Agreement


Ladies and Gentlemen:

                  Effective May 1, 2003, D.L. Babson Bond Trust, a Missouri common law trust ("Missouri Trust"), will be reorganized as the D.L. Babson Bond Trust, a Delaware statutory trust ("Delaware Trust"). In connection with the reorganization, the Delaware Trust became the successor registrant to the Missouri Trust.

                  The Missouri Trust was a party to a Transfer Agency Agreement with Jones & Babson, Inc. (the "Agreement"). As the successor registrant to the Missouri Trust, the Delaware Trust is adopting the Agreement and assuming all obligations of the Agreement. The Agreement shall continue in full force and effect as set forth therein. Please acknowledge the Delaware Trust's adoption and assumption of the Agreement by countersigning this letter where indicated below.

Sincerely,



Name:
For D.L. Babson Bond Trust, a Delaware statutory trust


Acknowledged on behalf of Jones & Babson, Inc.:


By:_________________________________________
Name:
Title: